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                                                                     EXHIBIT 4.3

                                PROMISSORY NOTE

                          (LETTER/LINE OF CREDIT - B.)


$50,000.00                                            Note No.: _____________

                                                      FARMINGTON HILLS, Michigan

Due Date:  JUNE 30, 1997                              Dated: MAY 14, 1996


         FOR VALUE RECEIVED on the Due Date, the undersigned, jointly and severally (the "Borrower"), promise to pay to the order of MICHIGAN NATIONAL BANK, a national banking association (the "Bank"), at its office set forth below or at such other place as Bank may designate in writing, the principal sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) or such lesser sum as shall have been advanced by Bank to Borrower under the loan account hereinafter described, plus interest as hereinafter provided, all in lawful money of the United States of America. The unpaid principal balance of this promissory note ("Note") shall bear interest computed upon the basis of a year of 360 days for the actual number of days elapsed in a month, at a rate of interest (the "Effective Interest Rate") which is equal to:

         TWO PERCENT (2.0%) per annum in excess of that rate of interest established by BANK (the "Bank") as its PRIME rate (the "Index"), as such Index may vary from time to time. Borrower understands and agrees that the Effective Interest Rate payable to Bank under this Note shall be determined by reference to the Index and not by reference to the actual rate of interest charged by the Bank to any particular borrower(s). If the Index shall be increased or decreased, the Effective Interest Rate under this Note shall be increased or decreased by the same amount, effective upon the day of each increase or decrease in the Index. INTEREST SHALL ONLY BE PAYABLE ON THE AMOUNTS DRAWN UNDER THE LETTER OF CREDIT AND ISSUED UNDER THE LETTER/LINE OF CREDIT B. WHICH DRAWS ARE NOT IMMEDIATELY REPAID.

         Interest on all principal amounts advanced by Bank from time to time and unpaid by Borrower shall be paid on the LAST day of MAY, 1996, and on the LAST day of each MONTH thereafter.

         Advances of principal, repayment, and readvances may be made under this Note from time to time, but Bank, in its sole discretion, may refuse to make advances or readvances hereunder during any period(s) this Note is in default. All advances made hereunder shall be charged to a loan account in Borrower's name on Bank's books, and Bank shall debit to such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. From time to time, Bank shall furnish Borrower a statement of Borrower's loan account, which statement shall be deemed to be correct, accepted by, and binding upon Borrower, unless Bank receives a written statement of exceptions from Borrower within ten (10) days after such statement has been furnished. NOTWITHSTANDING ANY PROVISIONS OF THE NOTE, THIS NOTE IS TO BE USED SOLELY TO FUND DRAWS UNDER LETTERS OF CREDIT AND BORROWER SHALL HAVE NO RIGHTS TO HAVE CASH ADVANCES UNDER THIS NOTE.

         This Note may be paid in full or in part at any time without payment of any prepayment fee. All payments received shall, at the option of the Bank, first be applied against accrued and unpaid interest and the balance against principal. Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower's assumption of these risks. Borrower shall not be required to pay interest at a rate greater than the maximum allowed by law and any interest payment received by Bank which exceeds the maximum legal rate shall be automatically credited upon the unpaid principal balance of this Note. If the Bank determines the Effective Interest Rate is, or may be, usurious or otherwise limited by law, the unpaid balance of this Note shall, at Bank's option, become immediately due and payable.

         Upon the occurrence of any of the Events of Default as described in the Business Loan Agreement executed contemporaneously herewith, the delivery of any required notice and the expiration of any applicable cure period, Bank at its option, and without further notice to Borrower, may declare the entire unpaid principal balance of this Note and all accrued interest, together with all other indebtedness of Borrower to Bank, to be immediately due and payable.

         Upon the occurrence of any Event of Default, the delivery of any required notice and the expiration of any applicable cure period, the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. If any payment under this Note is not paid within ten (10) days after the date due, at the option of Bank a late charge of not more than five cents ($.05) for each dollar of the installment past due may be charged by Bank. In addition to any other security interest granted, Borrower hereby grants Bank a security interest in all of Borrower's bank deposits, instruments, negotiable documents, and chattel paper which at any time are in the possession or control of Bank, and after the occurrence of any Event of Default, Bank may apply its own indebtedness or liability to Borrower or any guarantor to any indebtedness due under this Note. Borrower agrees to pay all of the Bank's costs incurred in the collection of this Note, including reasonable attorney fees.

         Acceptance by Bank of any payment in an amount less than the amount
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then due shall be deemed an acceptance on account only, and Bank's acceptance of any such partial payment shall not constitute a waiver of Bank's right to receive the entire amount due. Borrower and all guarantors of this Note do hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest of this Note, and Bank diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Bank with respect to payment or any other provisions of this Note, and to the release of any collateral or any part thereof, with or without substitution. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. This Note shall be deemed to have been executed in Michigan, and all rights and obligations hereunder shall be governed by the laws of the State of Michigan.

This Note is secured by:

                 SECURITY AGREEMENT DATED MARCH 20, 1995

                 AMENDED AND RESTATED BUSINESS LOAN AGREEMENT DATED JANUARY 17, 1996, AS AMENDED BY AMENDMENT OF BUSINESS LOAN AGREEMENT DATED MAY 14, 1996


         Reference is hereby made to the document(s) and agreement(s) described above (the "Related Documents") for additional terms and conditions relating to this Note.


                                       BORROWER

                                       UNIVERSAL STANDARD MEDICAL
                                       LABORATORIES, INC.,
                                       a MICHIGAN CORPORATION
BORROWER ADDRESS:

26500 NORTHWESTERN HIGHWAY             By: Alan S. Ker
SOUTHFIELD, MI  48037                     ----------------------
                                           ALAN S. KER


                                       Its: Vice President-Finance and Treasurer


BANK ADDRESS:

27777 INKSTER ROAD
FARMINGTON HILLS, MI  48334


                                       38-2986640
                                       TAX ID OR SOCIAL SECURITY #






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